SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )

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Filed by a Party other than the Registrant [   ]

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ProLogis Trust

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROLOGIS TRUST

14100 East 35th Place
Aurora, Colorado 80011

Notice of 2002 Annual Meeting of Shareholders

To Be Held June 12, 2002

TO THE SHAREHOLDERS:

      The 2002 annual meeting of shareholders of ProLogis Trust (“ProLogis”) will be held on Wednesday, June 12, 2002, at the Denver headquarters, 14100 E. 35th Place, Aurora, Colorado at 10:30 a.m. (Mountain Time) for the following purposes:

1.	To elect three Class III Trustees to serve until the annual meeting of shareholders in 2005, and until their successors are duly elected and qualify; and to elect two Class I Trustees to serve until the annual meeting of shareholders in 2003, and until their successors are duly elected and qualify;

2.	To approve an amendment to the 1997 Long-Term Incentive Plan;

3.	To vote on a shareholder proposal if presented at the meeting; and

4.	To transact such other business as properly may come before the meeting and any adjournment or postponement thereof.

      Further information regarding the business to be transacted at the meeting is given in the accompanying Proxy Statement.

      Shareholders of record at the close of business on April 3, 2002, are entitled to notice of, and to vote at, the meeting.

      Please help ProLogis by promptly marking, dating, signing and returning the enclosed proxy card in the envelope provided for your convenience, or by using a toll-free telephone number or the Internet, in accordance with the instructions on the proxy card. If you attend the meeting and decide to vote in person, you may revoke your proxy.

For the Board of Trustees,

Edward S. Nekritz
Secretary

May 7, 2002

YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE OR REFER TO THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR THE INTERNET

PROLOGIS TRUST
PROXY STATEMENT FOR 2002 ANNUAL MEETING OF SHAREHOLDERS
GENERAL INFORMATION
SHARES OUTSTANDING AND VOTE REQUIRED
PRINCIPAL SHAREHOLDERS
ELECTION OF TRUSTEES
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND TRANSACTIONS
1997 LONG-TERM INCENTIVE PLAN (PROPOSAL 2)
SHAREHOLDER PROPOSAL (PROPOSAL 3)
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT PUBLIC ACCOUNTANTS
ANNUAL REPORT
SHAREHOLDER PROPOSALS
OTHER MATTERS

PROLOGIS TRUST

14100 East 35th Place
Aurora, Colorado 80011

PROXY STATEMENT

FOR
2002 ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 12, 2002

GENERAL INFORMATION

      This proxy statement is being sent on May 7, 2002, to solicit proxies on behalf of the Board of Trustees (the “Board”) of ProLogis Trust (“ProLogis”) to be voted at the 2002 annual meeting of shareholders to be held on Wednesday, June 12, 2002, and to provide information concerning the use of the proxy and the business to be transacted at the annual meeting. If a shareholder specifies a choice with respect to any matter to be acted upon, the proxy holders will vote the shares represented by the proxy in accordance with the shareholder’s specifications. If the shareholder returns an executed proxy without specifying choices, the proxy holders will vote the common shares of beneficial interest, $.01 par value per share (the “Common Shares”), in accordance with the recommendations of the Board.

      If you are a registered owner and plan to attend the meeting in person, please detach and retain the admission ticket which is attached to your proxy card. Beneficial owners whose ownership is registered under another party’s name and who plan to attend the meeting in person may obtain admission tickets in advance by sending written requests, along with proof of ownership, such as a bank or brokerage firm account statement, to: Edward S. Nekritz, Secretary, ProLogis Trust, 14100 East 35th Place, Aurora, Colorado 80011. Record owners and beneficial owners (including the holders of valid proxies therefrom) who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter at the annual meeting.

      Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving written notice to the Secretary of ProLogis, by delivering to the Secretary of ProLogis a duly executed proxy bearing a later date, or by attending and voting in person at the meeting. If you have previously given your proxy instructions by telephone or on the Internet, you may revoke those instructions by giving new proxy instructions by telephone or on the Internet.

      The cost of soliciting proxies will be borne by ProLogis. In addition to solicitation by mail, proxies may be solicited personally, or by telephone or facsimile transmission, by agents of ProLogis or, without additional compensation for such services, by officers or employees of ProLogis. ProLogis will also request banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties to forward the solicitation material to the beneficial owners of Common Shares held of record by such persons, and ProLogis will, upon request of such record holders, reimburse forwarding charges and expenses.

      You now have the option to receive future shareholder communications (annual reports, proxy statements, quarterly reports, etc.) electronically via the Internet instead of printed materials through the mail. This service is being provided to you as a convenience while representing a cost savings for ProLogis. If you elect this option, you will be notified by email when materials are available electronically for your review. In the case of proxy materials, you will be provided a link to a designated website with instructions on how to vote via the Internet. You can register for this program by voting your shares through www.proxyvote.com or by going to www.investordelivery.com and following the instructions provided. To withdraw your participation in the program or to receive printed copies of any of the company’s materials, please contact ProLogis Investor Relations at 1-800-820-0181 or via email at prologisinvestorrelations@prologis.com.

SHARES OUTSTANDING AND VOTE REQUIRED

      At the close of business on April 3, 2002, the record date for determination of shareholders entitled to notice of, and to vote at, the meeting, approximately 177,494,391 Common Shares, were outstanding. Each whole Common Share outstanding represents one vote, and each fractional Common Share represents its fraction of one vote. There is no right to cumulative voting. A majority of the outstanding Common Shares represented in person or by proxy will constitute a quorum at the meeting.

      Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the Common Shares entitled to vote and represented in person or by proxy at the meeting is required to elect each nominee for Trustee, to approve the amendment to the 1997 Long-Term Incentive Plan (“1997 LTIP”) and to approve the shareholder proposal, provided that in the case of the amendment to the 1997 LTIP, the total votes cast on the proposal represent at least a majority of the votes entitled to be cast. Abstentions and broker non-votes will be counted as Common Shares represented at the meeting for purposes of determining a quorum. Abstentions and broker non-votes will have no effect with respect to the election of Trustees, the approval of the amendment to the 1997 LTIP or the shareholder proposal, except that if at least a majority of shares entitled to vote do not vote, abstentions and broker non-votes will have the effect of a vote “against” the amendment to the 1997 LTIP.

PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information regarding ownership of Common Shares as of April 3, 2002, by (i) each person known to ProLogis to have been the beneficial owner of more than five percent of the outstanding Common Shares on such date, (ii) each Trustee, (iii) the Chairman, the Vice Chairman and the three other most highly compensated executive officers for 2001 (the “Named Executive Officers”), and Jeffrey H. Schwartz, who was appointed President & Chief Operating Officer — Asia on March 18, 2002 and (iv) all Trustees and executive officers as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly and the indicated person or entity has sole voting and dispositive power. The following table assumes that, for the purpose of calculating the number and percent of Common Shares beneficially owned by a person, all options or other convertible or exchangeable securities held by that person which are exercisable within 60 days have been exercised, but that no options or convertible or exchangeable securities held by other persons have been exercised, converted or exchanged. Fractional Common Shares have been rounded to the nearest whole Common Share in the table below and elsewhere in this Proxy Statement.

	Number of
	Common Shares		Percent of
Name and Address of Beneficial Owner	Beneficially Owned		Common Shares

Security Capital Group Incorporated	49,903,814	(1)	28.12%
125 Lincoln Avenue
Santa Fe, New Mexico 87501
Cohen & Steers Capital Management, Inc.	12,096,020	(2)	6.81%
757 Third Avenue
New York, New York 10017
Stichting Pensioenfonds ABP	10,656,400	(3)	6.00%
Oude Lindestraat 70, Postbus 2889
6401 DL Heerlen
The Netherlands
C. Ronald Blankenship	936		*
125 Lincoln Avenue
Santa Fe, New Mexico 87501
K. Dane Brooksher	688,502	(4)	*
14100 East 35th Place
Aurora, Colorado 80011

	Number of
	Common Shares		Percent of
Name and Address of Beneficial Owner	Beneficially Owned		Common Shares

Stephen L. Feinberg	303,449	(5)	*
4855 North Mesa, Suite 120
El Paso, Texas 79912
George L. Fotiades	5,000		*
645 Martinsville Road
Basking Ridge, New Jersey 07920
Donald P. Jacobs	16,201	(6)	*
J.L. Kellogg Graduate School of Management
Northwestern University
2001 Sheridan Road
Evanston, Illinois 60208-2003
Irving F. Lyons, III	975,455	(7)	*
47775 Fremont Boulevard
Fremont, California 94538
Walter C. Rakowich	228,146	(8)	*
14100 East 35th Place
Aurora, Colorado 80011
Jeffrey H. Schwartz	398,961	(9)	*
207D Kelsey Lane
Tampa, Florida 33619
John W. Seiple, Jr.	236,366	(10)	*
14100 East 35th Place
Aurora, Colorado 80011
Kenneth N. Stensby	37,329	(11)	*
7112 Shannon Drive
Edina, Minnesota 55439
J. André Teixeira	11,649	(12)	*
Petrovski Boulevard 13, Office 10
113035 Moscow Russia
7-095-2000771
Robert J. Watson	66,663	(13)	*
Capronilaan 25-27
1119 NP Schiphol — Rijk
Amsterdam, The Netherlands
Thomas G. Wattles	26,874	(14)	*
125 Lincoln Avenue
Santa Fe, New Mexico 87501
William D. Zollars	0		*
10990 Roe Avenue
Overland Park, Kansas 66211
All trustees and executive officers as a group (14 persons)	2,995,531		1.69%

*	Less than 1%

(1)	These Common Shares are owned of record by Security Capital Warehouse Distribution Business Trust, an indirect subsidiary of Security Capital Group Incorporated (“Security Capital”).

(2)	Information regarding beneficial ownership of Common Shares by Cohen & Steers Capital Management, Inc., is included herein in reliance on an amendment to Schedule 13G, filed with the Securities and Exchange Commission (“SEC”) on February 13, 2002. Cohen & Steers Capital Management, Inc. has sole power to vote or to direct the vote with respect to 10,448,820 of the shares reported and has sole power to dispose or to direct the disposition with respect to all of the shares reported. Cohen & Steers Capital Management, Inc. has represented that the shares reported were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of ProLogis and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(3)	Information regarding beneficial ownership of Common Shares by Stichting Pensioenfonds ABP, is included herein in reliance on a Schedule 13D, filed with the SEC on April 4, 2002. Stichting Pensioenfonds ABP has sole power to vote or to direct the vote with respect to all of the shares reported and has sole power to dispose or to direct the disposition with respect to all of the shares reported.

(4)	Includes 1,439 Common Shares held by Mr. Brooksher’s wife as to which Mr. Brooksher disclaims beneficial ownership. Includes 478,035 Common Shares and associated dividend equivalent units that are issuable upon exercise of options and 55,317 Common Shares and associated dividend equivalent units that are issuable upon the conversion of restricted share units (see “Executive Compensation — 1997 Long-Term Incentive Plan”) all of which were granted under the 1997 Long-Term Incentive Plan. Includes 1,259 Common Shares held through ProLogis’ 401(k) Savings Plan and Trust (the “401(k) Plan”) and 19,561 Common Shares held through ProLogis’ Non-Qualifed Savings Plan.

(5)	Dorsar Partners, L.P. beneficially owns 109,102 Common Shares, SWD Partners L.P. beneficially owns 12,820 Common Shares and Dorsar Investment Company beneficially owns 55,000 Common Shares. As a result of his position with Dorsar Partners, L.P., SWD Partners L.P., and Dorsar Investment Company, Mr. Feinberg may be deemed to share voting and dispositive power with respect to Common Shares owned by these entities. A trust of which Mr. Feinberg is beneficiary owns 16,000 of these Common Shares and another trust of which Mr. Feinberg is trustee and of which a relative of Mr. Feinberg is the beneficiary owns an additional 16,000 of these Common Shares. Includes 10,963 Common Shares and associated dividend equivalent units that are issuable upon the exercise of options granted under the Outside Trustees Plan. See “Executive Compensation — Outside Trustees Plan”.

(6)	Includes 300 Common Shares held in a trust for the benefit of Mr. Jacobs’ children and 10,963 Common Shares and associated dividend equivalent units that are issuable upon the exercise of options granted under the Outside Trustees Plan.

(7)	A trust of which Mr. Lyons is the trustee and of which Mr. Lyons and members of his family are beneficiaries own 8,039 of these Common Shares and 348 Common Shares are owned by Mr. Lyons’ daughters. Includes 384,398 Common Shares and associated dividend equivalent units issuable upon the exercise of options and 46,098 Common Shares and associated dividend equivalent units that are issuable upon the conversion of restricted share units all of which were granted under the 1997 Long-Term Incentive Plan. A total of 437,688 Common Shares are issuable upon exchange of units in ProLogis Limited Partnership — I. Mr. Lyons is a partner of certain limited partners of such partnership. By virtue of such position, Mr. Lyons may be deemed to beneficially own these Common Shares. Includes 1,121 Common Shares held through the 401(k) Plan.

(8)	Includes 549 Common Shares held in a family trust of which Mr. Rakowich is beneficiary and 504 Common Shares in a trust of which Mr. Rakowich is trustee as to which Mr. Rakowich disclaims beneficial ownership. Includes 872 Common Shares held by Mr. Rakowich’s children, 146,529 Common Shares and associated dividend equivalent units issuable upon the exercise of options and 25,174 Common Shares and associated dividend equivalent units issuable upon the conversion of restricted share units all of which were granted under the 1997 Long-Term Incentive Plan. Includes 1,261 Common Shares held through the 401(k) Plan.

(9)	Includes 78,678 Common Shares issuable upon exchange of units in ProLogis Limited Partnership — III and 49,587 Common Shares issuable upon exchange of units in ProLogis Limited Partnership — IV. Mr. Schwartz is a partner of certain limited partners of such partnerships. By virtue of such position, Mr. Schwartz may be deemed to beneficially own these Common Shares. Includes 175,300 Common Shares and associated dividend equivalent units issuable upon the exercise of options and 36,878 Com-

mon Shares and associated dividend equivalent units that are issuable upon the conversion of restricted share units all of which were granted under the 1997 Long-Term Incentive Plan. Includes 767 Common Shares held through the 401(k) Plan.

(10)	Includes 959 Common Shares held by Mr. Seiple’s children. Includes 146,529 Common Shares and associated dividend equivalent units issuable upon the exercise of options and 36,878 Common Shares and associated dividend units issuable upon the conversion of restricted share units all of which were granted under the 1997 Long-Term Incentive Plan. Includes 1,154 Common Shares held through the 401(k) Plan.

(11)	Includes 27,504 Common Shares that are issuable upon exercise of options granted under the Meridian Industrial Trust, Inc. (“Meridian”) Employee and Director Incentive Stock Plan and 6,963 Common Shares and associated dividend equivalent units that are issuable upon the exercise of options granted under the Outside Trustees Plan.

(12)	Includes 6,963 Common Shares and associated dividend equivalent units that are issuable upon the exercise of options granted under the Outside Trustees Plan.

(13)	Includes 866 Common Shares held in trust accounts for Mr. Watson’s children, 1,150 Common Shares held by the estate of Mr. Watson’s late father, and 433 Common Shares held by Mr. Watson’s wife. Includes 1,270 Common Shares held through the 401(k) Plan.

(14)	Includes 8,040 Common Shares held by Mr. Wattles’ IRA and 2,574 Common Shares held by Mr. Wattles’ children.

ELECTION OF TRUSTEES

(PROPOSAL 1)

Nominees

      The Common Shares represented by the accompanying proxy will be voted to elect the three nominees named below as Class III Trustees and to elect the two nominees named below as Class I Trustees, unless otherwise indicated on the proxy. Messrs. Brooksher, Stensby, and Wattles, if elected, will serve as Class III Trustees until the annual meeting of shareholders in 2005. Messrs. Fotiades and Zollars, if elected, will serve as Class I Trustees until the annual meeting of shareholders in 2003. Any vacancies occurring during any calendar year will be filled (i) at a special meeting of shareholders called for such purpose, (ii) by the Trustee or Trustees then in office, or (iii) at the next annual meeting of shareholders. Trustees elected at special meetings of shareholders to fill vacancies or appointed by the remaining Trustee or Trustees to fill vacancies will hold office until the next annual meeting of shareholders at which time the shareholders will elect a Trustee to fill the unexpired term of the class of Trustees in which the vacancy occurred. Should any of the nominees named below become unavailable for election, which is not anticipated, the Common Shares represented by the accompanying proxy will be voted for the election of another person recommended by the Board. The Board recommends that the shareholders vote “FOR” the election of each nominee named below for Trustee.

			Term
Trustees	Age	Business Experience	Expires

K. Dane Brooksher (Class III Trustee)	63	Mr. Brooksher has served as a Trustee since October 1993. Mr. Brooksher has been Chairman and Chief Executive Officer of ProLogis since March 1999 and he was Co-Chairman and Chief Operating Officer of ProLogis from November 1993 to March 1999 (through September 1997 he was employed by ProLogis’ former management company). Prior thereto, Mr. Brooksher was Area Managing Partner and Chicago Office Managing Partner of KPMG Peat Marwick (now KPMG LLP), independent public accountants, where he served on the Board of Directors and Management Committee and as International Development Partner for Belgium and the Netherlands. Mr. Brooksher is a Director of Vizional Technologies, Inc. (an entity in which ProLogis has invested) and Butler Manufacturing Company and he serves as an Advisory Board Member of the J.L. Kellogg Graduate School of Management of Northwestern University.	2005
Kenneth N. Stensby (Class III Trustee)	62	Mr. Stensby has served as a Trustee since March 1999. Mr. Stensby was a Director of Meridian from 1996 to March 1999 when it was merged with and into ProLogis. Mr. Stensby was President and Chief Executive Officer of United Properties, a Minneapolis-based diversified real estate company, from 1974 until his retirement in January 1995. Mr. Stensby is past President of the National Association of Industrial and Office Parks and was a Director of First Asset Realty Advisors, a pension advisory subsidiary of First Bank of Minneapolis and Corner House.	2005

			Term
Trustees	Age	Business Experience	Expires

Thomas G. Wattles (Class III Trustee)	50	Mr. Wattles has served as a Trustee since January 1993. Mr. Wattles is a Managing Director of Security Capital and has been with Security Capital in various capacities since March 1991. Mr. Wattles was a Director of ProLogis’ predecessor from its formation in June 1991 until January 1993. Mr. Wattles was Non-Executive Chairman of ProLogis from March 1997 to May 1998 and Co-Chairman and Chief Investment Officer of ProLogis from November 1993 to March 1997 (through September 1997 he was employed by ProLogis’ former management company). Mr. Wattles is a Trustee of Urban Growth Property Trust (an affiliate of Security Capital) and he is a Director of Interpark Holdings Inc., Regency Centers Corporation and Security Capital — European Realty, (all affiliates of Security Capital).	2005
George L. Fotiades (Class I Trustee)	48	Mr. Fotiades was appointed as a Trustee in December 2001. Mr. Fotiades is President and Chief Operating Officer of Pharmaceutical Technologies and Services, a division of Cardinal Health, Inc., a provider of services supporting the health-care industry. Prior thereto, Mr. Fotiades was President of R. P. Scherer Corporation (which was merged into Cardinal Health, Inc. in August 1998), Executive Vice President and Group President from 1996 to 1998 and Group President of the Americas and Asia Pacific from 1996 to 1998.	2003
William D. Zollars (Class I Trustee)	54	Mr. Zollars was appointed as a Trustee in June 2001. Mr. Zollars has been Chairman, President and Chief Executive Officer of Yellow Corporation, a holding company specializing in transportation of industrial, commercial and retail goods since 2000. From 1996 to 2000, Mr. Zollars was President of Yellow Freight System Inc., Yellow Corporation’s principal operating subsidiary. He was a Senior Vice President of Ryder Integrated Logistics, Inc. from 1994 to 1996. Mr. Zollars is a Director of Butler Manufacturing Co. and Rogers Group, Inc.	2003

      Security Capital has the right to nominate up to three Trustees, depending upon its level of beneficial ownership of Common Shares. See “Certain Relationships and Transactions — Amended and Restated Investor Agreement.” Messrs. Blankenship and Wattles are the nominees of Security Capital. The Declaration of Trust requires that a majority of the Trustees not be officers or employees of ProLogis.

Continuing Trustees

      The following persons will continue to hold positions as Trustees as described below:

      C. Ronald Blankenship — 52 — Mr. Blankenship has served as a Trustee since June 2000. Mr. Blankenship has been Director, Vice Chairman and Chief Operating Officer of Security Capital since May 1998. Mr. Blankenship was Managing Director of Security Capital from 1991 until 1998 and he was Chairman of Archstone Communities Trust (a REIT focused on apartment communities and a former affiliate of Security Capital) until June 1997. Mr. Blankenship was a Trustee of Archstone Communities Trust from March 2000 until February 2001. Mr. Blankenship was Interim Chairman, Chief Executive Officer and Director of Homestead Village Incorporated (an affiliate of Security Capital) from May 1999 to November 2001. Mr. Blankenship is a Director of BelmontCorp, InterPark Holdings Inc., Macquarie Capital Partners LLC, Regency Centers Corporation and Storage USA, Inc. (all affiliates of Security Capital). Mr. Blankenship’s term as Trustee expires in 2004.

      Stephen L. Feinberg — 57 — Mr. Feinberg has served as a Trustee since January 1993. Mr. Feinberg has been Chairman of the Board and Chief Executive Officer of Dorsar Investment Co., Inc., a diversified holding company with interests in real estate and venture capital since 1970. Mr. Feinberg is also a Director of Security Capital Preferred Growth (an affiliate of Security Capital), Continental Transmission Corporation, The Harvill Press Limited, MetaMetrics, Inc., St. John’s College, The Santa Fe Institute and The Feinberg Foundation, Inc. He was formerly Chairman of the Board of St. John’s College and a former Director of Farrar, Strauss and Giroux, Inc. (a private publishing company), Molecular Informatics, Inc., Border Steel Mills, Inc., Springer Building Materials Corporation, Circle K Corporation, EnerServ Products, Inc. and Texas Commerce Bank-First State. Mr. Feinberg’s term as Trustee expires in 2004.

      Donald P. Jacobs — 74 — Mr. Jacobs has served as a Trustee since February 1996. Mr. Jacobs has been a faculty member of the J.L. Kellogg Graduate School of Management of Northwestern University since 1957, and he was Dean from 1975 to 2001. Mr. Jacobs retired as Dean in 2001 and is now Dean Emeritus. Mr. Jacobs is a Director of Hartmarx Corporation, Terex Corporation and CDW Computer Centers. Mr. Jacobs was formerly a Director of Commonwealth Edison and its parent company, Unicom and he was formerly Chairman of the Public Review Board of Andersen Worldwide. Mr. Jacobs was Chairman of the Advisory Committee of the Oversight Board of the Resolution Trust Corporation for the third region from 1990 to 1992, Chairman of the Board of AMTRAK from 1975 to 1979, Co-Staff Director of the Presidential Commission on Financial Structure and Regulation from 1970 to 1971 and Senior Economist for the Banking and Currency Committee of the U.S. House of Representatives from 1963 to 1964. Mr. Jacobs’ term as Trustee expires in 2004.

      Irving F. Lyons, III — 52 — Mr. Lyons has served as a Trustee since March 1996. Mr. Lyons has been Vice Chairman of ProLogis since December 2001 and Chief Investment Officer of ProLogis since March 1997. Mr. Lyons was President of ProLogis from March 1999 to December 2001, Co-Chairman of ProLogis from March 1997 to March 1999 and Managing Director from December 1993 to March 1997 (through September 1997 he was employed by ProLogis’ former management company). Prior thereto, Mr. Lyons was the Managing Partner of King & Lyons, a San Francisco Bay Area industrial real estate development and management company, since its inception in 1979. Mr. Lyons’ term as Trustee expires in 2003.

      J. André Teixeira — 49 — Mr. Teixeira has served as a Trustee since February 1999. Mr. Teixeira is Chairman with BBL Partners LLC, Moscow, Russia, a consulting and trading company specializing in the food and food ingredient industry. Mr. Teixeira was the President of Coca-Cola for the Russia and Ukraine region, General Manager of Coca-Cola Russia, Ukraine and Belarus and Head of Representation for the Coca-Cola Export Corporation, Moscow from 2000 to 2001. Mr. Teixeira was General Manager/ President of the Coca-Cola Ukraine and Belarus region, Kiev from 1998 to 2000 and was with Coca-Cola in various capacities since 1978. Mr. Teixeira’s term as Trustee expires in 2004.

Board of Trustees Meetings and Committees

      The Board held six meetings during 2001.

      The Audit Committee of the Board, comprised of Messrs. Stensby (Chairman), Feinberg and Teixeira, is responsible for recommending to the Board the appointment of independent auditors, reviewing all recommendations of the auditors with respect to accounting methods and internal controls of ProLogis, reviewing and approving non-audit services, and reviewing the scope of the audits conducted by the auditors. The Board has adopted a written charter that specifies the scope of the Audit Committee’s responsibilities. The Audit Committee held three meetings in 2001.

      The Investment Committee of the Board, comprised of Messrs. Feinberg (Chairman), Stensby and Wattles is responsible for approving material acquisitions, dispositions and other investment decisions between meetings of the full Board. Any decisions made by the Investment Committee are reported to the full Board at its next quarterly meeting. The Investment Committee held two meetings in 2001.

      The Management Development and Compensation Committee (the “Compensation Committee”) of the Board, comprised of Messrs. Jacobs (Chairman), Blankenship, and Zollars is responsible for reviewing and approving ProLogis’ compensation and benefits policies. The Compensation Committee also reviews and approves the amount and form of compensation and benefits for the senior executive officers. The Compensation Committee held three meetings in 2001.

      The Board Governance and Nomination Committee (the “Governance Committee”) of the Board, comprised of Messrs. Feinberg (Chairman), Blankenship, Jacobs, Teixeira and Wattles is responsible for reviewing and making recommendations to the Board on organization and succession matters, evaluating the effectiveness of the Board and its committees, reviewing and making recommendations for committee appointments to the Board, proposing to the Board a slate of Trustees (including nominees recommended by holders of Common Shares) for election at the annual meeting of shareholders, and assessing and making recommendations to the Board on corporate governance matters. For a summary of the procedures to be followed by shareholders in submitting nominations, see “Shareholder Proposals”. The Governance Committee held three meetings in 2001.

      Each Trustee attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all the committees on which he served, except Mr. Blankenship, who attended 60% of the meetings of the Board and committees on which he served and Mr. Wattles, who attended 64% of the meetings of the Board and committees on which he served.

Trustee Compensation

      ProLogis pays an annual retainer of $25,000 to Trustees who are not officers of ProLogis or employees of Security Capital (“Outside Trustees”). These fees are paid to the Outside Trustees in Common Shares (quarterly on each dividend payment date) based on the then current market price of the Common Shares pursuant to the pricing of the ProLogis’ Dividend Reinvestment and Share Purchase Plan (the “DRPP”). Outside Trustees also receive $1,000 for each Board meeting attended, which is also paid in Common Shares. Members of the Investment Committee who are Outside Trustees receive an additional annual retainer of $4,000 and members of the Audit, Compensation, and Governance Committees who are Outside Trustees receive an additional annual retainer of $2,000, all of which retainers are paid in Common Shares. Unless payment is deferred at the option of the Outside Trustee, both the retainer and meeting fees payable to Outside Trustees are paid directly into the DRPP on behalf of the Outside Trustees as optional cash payments, and the Common Shares purchased remain in the DRPP. These Common Shares may not be sold or otherwise transferred so long as the Outside Trustee remains a Trustee. The Board may grant an individual Outside Trustee a waiver of the requirement that Outside Trustees’ fees be used to purchase Common Shares or that such Common Shares be held so long as the Outside Trustee remains a Trustee.

      Each Outside Trustee may defer the payment of fees from the date such fees were originally to be received for a minimum of two years or for so long as the Outside Trustee remains a Trustee. During the period of deferral, ProLogis credits the Outside Trustee with amounts equal to the fees designated for payment and with amounts equal to the dividends which would have been paid on the Common Shares previously credited as fees. However, no payment is actually made, nor are any Common Shares or funds actually set aside, until the deferral period concludes.

      Outside Trustees are reimbursed for any out-of-town travel expenses incurred in connection with attendance at Board meetings.

Outside Trustees Plan

      During 2001, ProLogis made awards to its Outside Trustees under the ProLogis 2000 Share Option Plan for Outside Trustees. A total of 500,000 Common Shares are authorized for issuance under the ProLogis Share Option Plan for Outside Trustees and the ProLogis 2000 Share Option Plan for Outside Trustees (the “Outside Trustee Plans”). Effective in 1999, on the date of each annual meeting of shareholders of ProLogis, each Outside Trustee will be granted an option to purchase 5,000 Common Shares at an exercise price equal to the closing price of the Common Shares on the New York Stock Exchange (“NYSE”) on the date of grant. The options vest at the rate of 25% per year on each anniversary of the date of the award for the four succeeding years after the award. In the event of changes in the outstanding Common Shares, the administrator may make appropriate adjustments to the aggregate number of Common Shares available under the Outside Trustee Plans and the terms of the options for Common Shares subject to the Outside Trustee Plans. The Secretary of ProLogis administers the Outside Trustee Plans.

      Also beginning in 1999, the Outside Trustees receive dividend equivalent units with respect to the options awarded. Beginning on March 16, 2000, each Outside Trustee was credited with dividend equivalent units at the end of each calendar year in an amount equal to (i) the annual dividend for such calendar year, multiplied by (ii) the number of Common Shares underlying the outstanding option and divided by (iii) the average share price for such calendar year. Each dividend equivalent unit accumulates additional dividend equivalent units. All dividend equivalent units are paid in Common Shares at a rate of one Common Share per dividend equivalent unit. The dividend equivalent units are subject to the same vesting schedule as the underlying options. Beginning on December 16, 2000, dividend equivalent units were payable when the underlying options are exercised or upon vesting of the underlying option.

EXECUTIVE COMPENSATION

      The following table presents the compensation for 2001, 2000 and 1999 of each of the Named Executive Officers.

	Annual Compensation					Long-Term Compensation Awards

							Common
					Other Annual	Restricted	Shares	LTIP	All Other
Name and		Salary		Bonus	Compensation	Share	Underlying	Payout	Compensation
Principal Position	Year	($)		($)	($)(1)	Awards($)(2)	Options(#)(3)	($)(4)	($)(5)

K. Dane Brooksher	2001	650,000		1,150,000	—	—	168,483	860,400	255,491 (6)
Chairman and Chief	2000	500,000		1,000,000	—	3,726,875	174,529	934,500	16,645
Executive Officer	1999	400,000		900,000	—	—	162,700	—	15,743
Irving F. Lyons, III	2001	425,000		625,000	—	—	110,161	505,485	20,652
Vice Chairman and	2000	400,000		550,000	—	—	101,808	556,250	16,645
Chief Investment Officer	1999	350,000		550,000	—	—	97,620	—	15,743
Walter C. Rakowich	2001	320,000		375,000	—	—	45,360	209,723	13,229
Managing Director and	2000	300,000		325,000	—	—	41,814	244,750	11,023
Chief Financial Officer	1999	300,000		300,000	101,370	—	40,675	—	10,452
John W. Seiple, Jr.	2001	320,000		375,000	—	—	45,360	209,723	13,229
President and Chief	2000	300,000		325,000	—	—	41,814	244,750	11,023
Operating Officer	1999	250,000		300,000	110,860	—	40,675	—	10,452
for North America
Robert J. Watson	2001	306,640	(7)	325,000	—	—	45,360	209,723	14,392
President and Chief	2000	289,733	(7)	300,000	—	—	41,814	222,500	12,086
Operating Officer	1999	277,177	(7)	275,000	158,971	—	40,675	—	11,446
for Europe

(1)	Represents reimbursement of relocation costs.

(2)	Represents a restricted share unit award made in 2000 under the 1997 LTIP. This award is comprised of units which will vest 25% on each December 31, beginning December 31, 2004. This award does not receive dividend equivalent units under the 1997 LTIP. See “— Special Equity Agreement” and “— 1997 Long-Term Incentive Plan”. Prior to settlement of the restricted share units, dividends will be paid with respect to the restricted share units. The dollar amount shown is approximately equal to the number of shares earned multiplied by the closing price of Common Shares as reported by the NYSE on the date of grant ($22.25 on December 31, 2000). The total number of shares, and the value, of restricted common shares held by Mr. Brooksher on December 31, 2001 (based on the closing price of Common Shares as reported on the New York Stock Exchange on December 31, 2001 ($21.51)) is 167,500 shares ($3,602,925).

(3)	The 1997 Long-Term Incentive Plan provides that participants who are awarded options in 2001, 2000, and 1999 will also receive dividend equivalent units with respect to the options awarded. See “1997 Long-Term Incentive Plan”.

(4)	Represents restricted shares earned under the Performance Share Program (see “— Performance-Based Long-Term Retention Awards”) on December 31, 2000 as follows: Mr. Brooksher — 42,000 shares, Mr. Lyons — 25,000 shares, Mr. Rakowich — 11,000 shares, Mr. Seiple — 11,000 shares and Mr. Watson — 10,000 shares and on December 31, 2001 as follows: Mr. Brooksher — 40,000 shares, Mr. Lyons — 23,500 shares, Mr. Rakowich — 9,750 shares, Mr. Seiple — 9,750 shares, and Mr. Watson — 9,750 shares. The restricted shares vest with respect to 100% of the shares on December 31, 2002 and December 31, 2003, respectively. Prior to vesting, the restricted shares will receive dividend equivalent units in lieu of a cash dividend. See “— 1997 Long-Term Incentive Plan”. The dollar amount shown is approximately equal to the number of shares earned multiplied by the closing price of Common Shares as reported by the NYSE on the date of grant, $22.25 on December 31, 2000 and $21.51 on December 31, 2001, respectively. The total number of shares, and the values, of restricted common shares held by each Named Executive Officer as of December 31, 2001 (based on the closing price of Common Shares as reported on the NYSE on December 31, 2001 ($21.51)) is as follows: Mr. Brooksher — 82,000 shares ($1,763,820), Mr. Lyons — 48,500 shares ($1,043,235), Mr. Rakowich — 20,750 shares ($446,333), Mr. Seiple — 20,750 shares ($446,333), and Mr. Watson — 19,750 shares ($424,823).

(5)	Includes contributions made by ProLogis in 2001, 2000, and 1999 under its 401(k) Plan to Mr. Brooksher of $5,100 in 2001, $5,100 in 2000, and $4,800 in 1999; Mr. Lyons of $5,100 in 2001, $5,100 in 2000, and $4,800 in 1999; Mr. Rakowich of $5,100 in 2001, $5,100 in 2000, and $4,800 in 1999; Mr. Seiple of $5,100 in 2001, $5,100 in 2000, and $4,800 in 1999; Mr. Watson of $5,100 in 2001, $5,100 in 2000, and $4,800 in 1999. Beginning in 1998, ProLogis has matched up to 50% of the first 6% of compensation contributed by the employee under the 401(k) Plan. Also includes the dollar value of insurance premiums paid by ProLogis with respect to term life insurance for the benefit of the Named Executive Officer as follows: Mr. Brooksher $1,920 in 2001, $225 in 2000 and $270 in 1999; Mr. Lyons $1,632 in 2001, $225 in 2000 and $270 in 1999; Mr. Rakowich $1,142 in 2001, $225 in 2000, and $270 in 1999; Mr. Seiple $1,142 in 2001, $225 in 2000, and $270 in 1999; Mr. Watson $928 in 2001, $179 in 2000, and $222 in 1999. Includes the dollar value of insurance premiums paid by ProLogis with respect to life insurance for the benefit of the Named Executive Officer as follows: Mr. Brooksher $54 in 2001, $75 in 2000, and $90 in 1999; Mr. Lyons $54 in 2001, $75 in 2000, and $90 in 1999; Mr. Rakowich $54 in 2001, $75 in 2000, and $90 in 1999; Mr. Seiple $54 in 2001, $75 in 2000, and $90 in 1999; Mr. Watson $45 in 2001, $60 in 2000, and $74 in 1999. Also includes imputed interest income, if any, deemed incurred on loans from ProLogis having an interest rate lower than the rate mandated by the Internal Revenue Service. Mr. Brooksher received imputed interest payments of $13,866 in 2001, $11,245 in 2000, and $10,583 in 1999. Mr. Lyons received imputed interest payments of $13,866 in 2001, $11,245 in 2000, and $10,583 in 1999. Mr. Rakowich received imputed interest payments of $6,933 in 2001, $5,623 in 2000, and $5,292 in 1999. Mr. Seiple received imputed interest payments of $6,933 in 2001, $5,623 in 2000, and $5,292 in 1999. Mr. Watson received imputed interest payments of $8,319 in 2001, $6,747 in 2000, and $6,350 in 1999.

(6)	Includes dividend equivalent payments made to Mr. Brooksher on his restricted share unit award (See — Special Equity Agreement) equal to the amount of ProLogis’ quarterly dividend multiplied by the number of outstanding restricted share units on each applicable record date for the applicable dividend. The total amount received by Mr. Brooksher for 2001 was $234,551.

(7)	Includes amounts paid as salary to offset additional tax charges resulting from Mr. Watson’s residence in The Netherlands.

Option Grants in 2001

      The following table sets forth certain information with respect to individual grants of options during 2001 to each of the Named Executive Officers.

	Individual Option Grants

		Percent of
	Common Shares	Total Options	Exercise
	Underlying	Granted to	or		Grant Date
	Options	Employees in	Base Price	Expiration	Present
Name	Granted(#)(1)	2001(2)	($/share)	Date	Value($)(3)

K. Dane Brooksher	168,483	9.35%	$20.675	(4)	403,315
Irving F. Lyons, III	110,161	6.11%	$20.675	(4)	263,703
Walter C. Rakowich	45,360	2.52%	$20.675	(4)	108,583
John W. Seiple, Jr.	45,360	2.52%	$20.675	(4)	108,583
Robert J. Watson	45,360	2.52%	$20.675	(5)	108,583

(1)	All of the options granted to the Named Executive Officers in 2001 earn dividend equivalent units. See “1997 Long-Term Incentive Plan”.

(2)	Percentages include options sold to preferred stock subsidiaries, ProLogis Logistics Services Incorporated, Frigoscandia S.A., and Kingspark Holding S.A.

(3)	The amounts shown are based on the Black-Scholes option pricing model. The material assumptions incorporated in the Black-Scholes model in estimating the value of the options include the following: an expected option life of 6.25 years; a risk-free interest rate of 4.65%; an expected dividend yield of 6.19%; and expected volatility of 21.07%. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Common Shares over the exercise price on the date the option is exercised. There can be no assurance that the value realized by an optionee will be at or near the value estimated by using the Black-Scholes model. The valuation and assumptions referenced in the foregoing do not include the valuation of dividend equivalent units.

(4)	The options vest 25% on the first anniversary of the date of grant and an additional 25% on each of the second, third, and fourth anniversaries of the date of grant. However, such options may be exercised earlier in the event of the optionee’s retirement, disability or death, or upon termination of an optionee’s employment due to a change of control (as defined in the 1997 LTIP) of ProLogis. Options expire on September 19, 2011.

(5)	The options vest 100% on the fourth anniversary of the date of grant. However, such options may be exercised earlier in the event of the optionee’s retirement, disability or death, or upon termination of an optionee’s employment due to a change of control (as defined in the 1997 LTIP) of ProLogis. Options expire on September 19, 2011.

Performance-Based Long-Term Retention Awards

      In 1999, ProLogis instituted a Performance-Based Long-Term Retention Program (the “Performance Share Program”) under the 1997 LTIP. The Performance Share Program rewards the Named Executive Officers and certain other officers of ProLogis with restricted Common Shares if specified goals are met. In the opinion of the Compensation Committee, it is critical to the long-term success of ProLogis that its executives be rewarded for outstanding performance with long-term incentives that foster employee retention and have ascertainable value.

      The following table summarizes each award to the Named Executive Officers of restricted shares that are subject to performance-based conditions, in addition to the lapse of time and continued employment with ProLogis.

	Awards Granted in 2001 for the Performance Period
	Beginning January 1, 2002 and Ending December 31, 2002

	Number of Shares,	Performance or Other Period
Name	Units or Other Rights(1)	Until Maturation or Payout

K. Dane Brooksher	62,877	(1)
Irving F. Lyons, III	41,112	(1)
Walter C. Rakowich	16,928	(1)
John W. Seiple, Jr.	16,928	(1)
Robert J. Watson	16,928	(1)

(1)	Units awarded represent restricted Common Shares which will be issued to the executive if the performance criteria are met at the end of the performance period. A greater or lesser number of shares may be awarded at the discretion of the Compensation Committee to the extent the executive exceeds or fails to meet the applicable performance criteria. Once restricted Common Shares are issued, such shares will not vest until the second anniversary of the end of the performance period, subject to accelerated vesting upon a change in control (as defined in the 1997 LTIP) of ProLogis. Such awards will be forfeited by the executive if the executive leaves the employ of ProLogis prior to vesting. The performance criteria with respect to each Named Executive Officer is established by the Compensation Committee and is based on ProLogis’ performance in relation to two weighted performance measures. The first measure, weighted 75%, consists of specified levels of funds from operations (“FFO”) per share and return on invested capital attained by ProLogis during 2002. The second measure, weighted 25%, generally consists of various objective and subjective criteria applicable to the executive’s area of responsibility.

Option Exercises in 2001 and Year-End Option Values

      None of the Named Executive Officers exercised options for Common Shares or shares of Security Capital Common Stock in 2001. The following table sets forth certain information as to the year-end value of unexercised options owned by those executive officers.

	ProLogis Common Shares				Shares of Security Capital Class A Common Shares

	Securities Underlying		Value of Unexercised		Securities Underlying		Value of Unexercised
	Unexercised Options at		in-the-Money Options at		Unexercised Options at		in-the-Money Options at
	Year-End(#)		Year-End($)(1)		Year-End(#)		Year-End($)(2)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable	Exercisable	Unexercisable	Exercisable	Unexercisable

K. Dane Brooksher	428,813	482,003	357,557	416,331	6,165	117	3,824,938	—
Irving F. Lyons, III	347,644	326,452	246,248	267,944	1,385	101	215,626	—
Walter C. Rakowich	135,220	131,865	92,423	107,797	1,212	116	346,649	43,854
John W. Seiple, Jr.	135,220	131,865	92,423	107,797	1,126	52	226,736	—
Robert J. Watson	—	297,787	—	210,643	3,011	98	1,736,602	34,999

(1)	Based on the December 31, 2001, NYSE closing price of $21.51 per Common Share.

(2)	Based on the December 31, 2001, NYSE closing price of $1,266.70 per Class A Common Share.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

      ProLogis has no employment contracts with any Named Executive Officer and, except as described below, no plans or arrangements by which any such Named Executive Officer will be compensated as a result of his resignation or retirement or any other termination of his employment with ProLogis or in connection with a change in control of ProLogis, except that in the event a “Change in Control,” as such term is defined below, occurs, options to purchase Common Shares granted under either of the plans become immediately exercisable and restrictions on purchased Common Shares lapse.

      ProLogis has entered into agreements with 12 of its officers. The agreements provide that if a change in control (as described below) occurs and the officer is thereafter terminated, other than for cause, or as a result of the officer’s death or disability, or if the officer resigns as the result of, among other matters, a material adverse change in the nature or scope of the officer’s duties, authority or compensation and such termination or action is taken within a period of twenty-four months, then the officer will be entitled to receive a lump-sum payment depending upon the officer’s level of responsibility with ProLogis. A “change in control” is defined as the happening of any of the following:

•	the consummation of a transaction (other than a transaction with an affiliate), approved by ProLogis’ shareholders, relating to a merger, consolidation, sale or disposition of all or substantially all of ProLogis’ assets or the adoption of a plan of liquidation, as a result of which 50% or more of the voting power of ProLogis is held by persons who were not ProLogis shareholders prior to the transaction;

•	the beneficial ownership of 50% or more of the combined voting power of ProLogis is acquired by any person or entity other than Security Capital or any of its affiliates;

•	at any time during any period of two consecutive years, individuals who at the beginning of such period were members of ProLogis’ Board of Trustees cease for any reason to constitute at least a majority of the Board (unless the election, or the nomination for election by ProLogis’ shareholders, of each new Trustee was approved by a vote of at least two-thirds of the Trustees still in office at the time of such election or nomination who were trustees at the beginning of such period); or

•	Security Capital or any of its affiliates, in a single transaction or in a related series of transactions, transfers all or a portion of its interests in ProLogis to a person or entity that is not an affiliate of Security Capital.

      For the two most senior Named Executive Officers, the severance payment would be equal to three times the sum of the officer’s base salary and target bonus. For the other Named Executive Officers and Jeffrey H. Schwartz, the severance payment would be equal to two times the sum of the officer’s base salary and target bonus and for the remaining six officers, the severance payment would be equal to the sum of the officer’s base salary and target bonus.

      The following table sets forth the lump-sum amount that each of the Named Executive Officers, and each of the other officers of ProLogis as a group, would have been entitled to receive had a change in control occurred at December 31, 2001 and the Named Executive Officer been terminated as of that date:

Name	Amount

K. Dane Brooksher	$5,400,000
Irving F. Lyons, III	$3,150,000
Walter C. Rakowich	$1,390,000
John W. Seiple, Jr.	$1,390,000
Robert J. Watson	$1,290,000
Other officers as a group (8 persons)(1)	$3,980,000

TOTAL	$16,600,000

(1)	Includes the information for Mr. Schwartz based on his salary and target bonus as of March 18, 2002, the date on which his employment with ProLogis commenced.

      In addition to the foregoing lump-sum payments, the officers would be entitled to continue to receive medical insurance and life insurance coverage for 36 months (in the case of Messrs. Brooksher and Lyons), 24 months (in the case of Messrs. Rakowich, Seiple, Watson and Schwartz) or 12 months (in the case of the other officers) after the date of termination.

      Each officer will also receive an amount equal to the officer’s pro-rated salary and target bonus for the year of termination and if Messrs. Brooksher, Lyons, Rakowich, Seiple, Watson or Schwartz is subject to the federal excise tax on “excess parachute payments,” he will receive a payment sufficient to make him whole for that tax.

Special Equity Agreement

      In December 2000, ProLogis and Mr. Brooksher entered into a Special Equity Agreement. Pursuant to the agreement, the parties agreed that Mr. Brooksher would continue his employment with ProLogis through December 31, 2003. In connection with the agreement, ProLogis agreed that the expiration date of each existing option held by Mr. Brooksher under the 1997 LTIP shall be no earlier than the fifth anniversary of the first to occur of Mr. Brooksher’s retirement, disability or death but in no event later than the tenth anniversary of the date on which the option was granted. ProLogis further agreed that the expiration date of each option granted in the future to Mr. Brooksher under the 1997 LTIP shall be no earlier than the fifth anniversary of the first to occur of Mr. Brooksher’s retirement, disability, or death but in no event later than the tenth anniversary of the date on which the option was granted. Notwithstanding the foregoing, any dividend equivalent units granted with respect to options granted to or held by Mr. Brooksher will not be credited after the first anniversary of the first to occur of Mr. Brooksher’s retirement, disability or death.

      Pursuant to the Special Equity Agreement, ProLogis also agreed to grant Mr. Brooksher on December 31, 2000, 167,500 restricted share units under the 1997 LTIP. The restricted share units granted to Mr. Brooksher will vest in equal installments on December 31, 2004, 2005, 2006, and 2007, subject to earlier vesting upon a change in control (as defined in the 1997 LTIP). Prior to settlement of the restricted share units, dividends equivalent payments will be paid with respect to the restricted share units. The restricted share units will be settled in Common Shares.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      Notwithstanding anything to the contrary set forth in any of ProLogis’ previous or future filings under the Securities Exchange Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings with the Securities and Exchange Commission, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.

      The Compensation Committee is responsible for acting on behalf of the Board or making recommendations to the Board with respect to (i) general compensation and benefit practices of ProLogis, (ii) review and recommend approval of salaries and other compensation actions for ProLogis’ Chief Executive Officer, other Named Executive Officers and other senior executive officers and (iii) adopting, administering and approving awards under annual and long-term incentive compensation plans. None of the members of the Compensation Committee are officers or employees of ProLogis.

Compensation Philosophy

      The Compensation Committee believes in a compensation philosophy which rewards employees on the basis of ProLogis’ success in attaining ProLogis’ financial objectives as well as on the basis of the employees’ success in attaining individual performance objectives. ProLogis’ compensation program is designed to:

•	Attract, reward and retain highly qualified executives.

•	Align shareholder and employee interests.

•	Reward long-term career contributions to ProLogis.

•	Emphasize the variable portion of total compensation (cash and shares) as an individual’s level of responsibility increases.

•	Provide fully competitive compensation opportunities consistent with performance.

•	Encourage teamwork.

      During 2001, the Compensation Committee conducted a full review of ProLogis’ executive compensation programs. This review included a comprehensive report from an independent compensation consultant assessing the program and relative competitiveness versus identified comparable companies of similar size and business characteristics to ProLogis. This group of comparable companies included real estate companies representing the most likely competitors for executive talent. Key findings from this review were discussed extensively with senior management and the Compensation Committee. Their impact on compensation philosophy and practices for 2002 are outlined below by element.

Key Elements of Compensation

      The key elements of ProLogis’ executive compensation program consist of base salary, annual bonus and long-term incentives. As an executive’s level of responsibility increases, a greater portion of total compensation is based on annual and long-term performance-based incentive compensation and less on salary and employee benefits, creating the potential for greater variability in the individual’s compensation level from year to year. The mix, level and structure of performance-based incentive elements reflect market industry practices as well as the position’s role and relative impact on business results consistent with ProLogis’ variable pay for performance philosophy.

Base Salary

      Currently, base salaries for senior executives are based on an overall assessment of the executive’s responsibilities and contribution to ProLogis and are reviewed every year. Compensation review showed that salaries were at comparable market benchmarks for certain Named Executive Officers. Base salaries effective for 2002 will be positioned at mid-market levels consistent with the overall responsibilities of the position and performance and experience of the individual. The Compensation Committee may adjust salaries on an individual basis at any time.

Annual Bonus

      ProLogis’ senior executives are eligible for annual cash bonus awards based on the overall performance of ProLogis, the executive’s business unit performance and the executive’s individual performance during the prior year. Historically, individual bonus awards have been paid in amounts which achieve a targeted level of competitive total cash compensation (base salary and annual bonus) consistent with performance.

      Annual performance goals are established by the Compensation Committee at the beginning of each fiscal year for the Named Executive Officers. Specifically, the Compensation Committee considers performance based on financial measures such as FFO, total shareholder returns and return on invested capital, all of which are absolute and relative to comparable companies, as well as non-financial measures for each individual.

      Performance versus these criteria determines individual awards. Awards for performance below and above this targeted level of achievement are at the discretion of the Compensation Committee. Additionally, awards earned under the program may be further adjusted up or down at the discretion of the Compensation Committee based on the quality of the results, extraordinary circumstances, and other factors that the Compensation Committee deems relevant.

Long-Term Share Incentives

      Long-term share incentives are designed to foster significant ownership of Common Shares, promote a close identity of interests between ProLogis senior executives and shareholders, and motivate and reward long-term strategic management and enhancement of shareholder value.

      Non-qualified share options have been the primary long-term incentive form and constitute a major component of senior executive compensation. Option awards generally reflect the executive’s level of responsibility and impact on the long-term success of ProLogis. Additionally, consideration is given to an executive’s potential for future responsibility and impact. The number of shares covered by annual grants generally reflects competitive industry practices. Share options awarded in 2001 were granted with an exercise price equal to the average of the highest and lowest sale price of Common Shares on the date of grant and vest ratably over four years. These awards also earn dividend equivalent units. (See — 1997 LTIP).

      In 1999, ProLogis instituted the Performance Share Program under the 1997 LTIP. The Performance Share Program rewards key officers of ProLogis with restricted Common Shares if specified goals are met. (See “Executive Compensation — Performance-Based Long-Term Retention Awards”). In the opinion of the Compensation Committee, it is critical to the long-term success of ProLogis that its executives be rewarded for outstanding performance with long-term incentives that foster employee retention and have ascertainable value.

      It was determined in the course of the 2001 compensation review that ProLogis’ long-term incentive programs are generally competitive with market practices for most senior executives.

Chief Executive Officer Compensation

      The Compensation Committee meets annually without the Chief Executive Officer present to evaluate the Chief Executive Officer’s performance and to determine the Chief Executive Officer’s compensation. In considering Mr. Brooksher’s compensation, the Compensation Committee considers his principal responsibilities, which include providing overall vision and strategic direction for ProLogis, attracting and retaining highly qualified employees and developing and maintaining key customer and capital relationships for ProLogis.

      Mr. Brooksher’s base salary was $650,000 in 2001. In determining Mr. Brooksher’s 2001 annual bonus and long-term incentive award, the Compensation Committee reviewed the overall performance of ProLogis and Mr. Brooksher’s individual performance. During 2001, ProLogis achieved several important objectives which the Compensation Committee believed Mr. Brooksher was instrumental in:

•	Improving FFO to $2.35 per share in 2001 (before $0.24 non-recurring charge) versus $2.21 in 2000.

•	Expanding ProLogis’ global platform into Japan.

•	Recycling $1.2 billion in capital through property fund contributions and asset sales.

•	Forming ProLogis North American Property Funds II, III, and IV, raising $555 million of private capital and increasing the size of ProLogis’ North American property funds to $1.5 billion.

•	Increasing the size of the ProLogis European Properties Fund to $1.4 billion from $795 million through contributions of properties developed by ProLogis and third-party acquisitions.

•	Strengthening the balance sheet by reducing debt and preferred stock by $234 million.

•	Increasing return on assets to 11.3% in 2001 versus 10.9% in 2000.

•	Increasing return on equity to 16% in 2001 versus 15% in 2000.

      In view of these accomplishments, the Compensation Committee awarded Mr. Brooksher an annual bonus award of $1,150,000 for 2001. Additionally, the Compensation Committee granted Mr. Brooksher share options to acquire 168,483 Common Shares. Mr. Brooksher’s was also given the ability to earn 62,877 Common Shares under the Performance Share Program in 2002. Mr. Brooksher also earned 40,000 Common Shares in December 2001 under the Performance Share Program. (See “Executive Compensation — Performance-Based Long-Term Retention Awards”). Mr. Brooksher was paid dividend equivalents in 2001 in the amount of $234,551 pursuant to the restricted share unit award he was granted in 2000 (See “Special Equity Agreement”). The Compensation Committee has determined that the combination of the annual bonus award and stock grants, in addition to base salary, would place Mr. Brooksher’s total compensation at approximate median levels versus the comparable companies.

Section 162(m)

      The Compensation Committee is aware of the limitations imposed by Section 162(m) of the Code, on the deductibility of compensation paid to certain senior executives to the extent it exceeds $1 million per executive. The law exempts compensation paid under plans that relate compensation to performance. Although ProLogis’ plans are designed to relate compensation to performance, certain elements of the plans may not meet the tax law’s requirements because they allow the Compensation Committee to exercise discretion in setting compensation. The Compensation Committee believes the cost impact of any lost deductibility for compensation payments in 2001 are generally immaterial to ProLogis. The Compensation Committee is of the opinion that it is better to retain discretion in determining executive compensation. However, the Compensation Committee will continue to monitor the requirements of the Code to determine what actions, if any, should be taken with respect to the Section 162(m).

      This report is submitted by the members of the Compensation Committee: Messrs. Jacobs (Chairman), Blankenship and Zollars.

REPORT OF THE AUDIT COMMITTEE

      Notwithstanding anything to the contrary set forth in any of ProLogis’ previous or future filings under the Securities Exchange Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings with the Securities and Exchange Commission, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.

      The Audit Committee consists of three members of the Board. Each member of the Audit Committee is independent of ProLogis and its management, as defined by the NYSE listing standards.

      On March 16, 2000, the Board adopted a written charter. The charter specifies the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities.

      The Audit Committee has reviewed and discussed ProLogis’ unaudited financial statements for the quarters ended March 31, June 30 and September 30, 2001, each as amended, and its December 31, 2001, as amended, audited financial statements with management and with Arthur Andersen LLP, ProLogis’ independent accountants.

      ProLogis has also discussed with Arthur Andersen LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. This included (i) the auditor’s judgment about the quality, not just the acceptability, of ProLogis’ accounting principles as applied in its financial reporting, (ii) methods used to account for significant unusual transactions, (iii) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, (iv) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates and (v) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and disclosures in the financial statements.

      The Audit Committee has also received from Arthur Andersen LLP the written disclosures required by Independence Standards Board Standard No. 1 regarding their independence, and has discussed with Arthur Andersen LLP their independence, including whether the provision of the services described below under “Independent Public Accountants — Financial Information Systems Design and Implementation Fees” and “— All Other Fees” is compatible with maintaining Arthur Andersen LLP’s independence.

      Based on the advice of management, internal auditors and independent accountants and the review and discussions referred to above, the Audit Committee recommended to the Board that the December 31, 2001 audited financial statement be included in ProLogis’ Annual Report on Form 10-K.

Kenneth N. Stensby, Chairman

Stephen L. Feinberg
J. André Teixeira

PERFORMANCE GRAPH

      Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Common Shares against the cumulative total return of the Standard & Poor’s Composite — 500 Stock Index and the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) Equity REIT Index for the period commencing December 31, 1996 and ending on December 31, 2001. The Common Share price performance shown on the graph is not necessarily indicative of future price performance.

CUMULATIVE TOTAL RETURN

Based upon an initial investment of $100 on December 31, 1996 with dividends reinvested

Source: Georgeson Shareholder Communications Inc.

	Dec-96	Dec-97	Dec-98	Dec-99	Dec-00	Dec-01

ProLogis Trust	$100	$124	$109	$108	$133	$137
S&P 500®	$100	$133	$171	$208	$189	$166
NAREIT Equity REIT Index	$100	$120	$99	$95	$120	$136

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Amended and Restated Investor Agreement

      ProLogis and Security Capital are parties to a Third Amended and Restated Investor Agreement, dated as of September 9, 1997 (the “Investor Agreement”). Pursuant to the Investor Agreement, Security Capital has the right, so long as it owns between 10% and 25% of the Common Shares, to nominate one person to the Board. So long as Security Capital owns 25% or more of the Common Shares, Security Capital will be entitled to nominate a proportionate number of persons to the Board subject to a maximum of three nominees if the size of the Board does not increase above the current size of ten Trustees. In addition, ProLogis is required to consult with Security Capital’s nominees to the Board prior to taking any action with respect to the following: (i) finalization of the annual budget and substantial deviations therefrom; (ii) the acquisition or sale of assets in a single transaction or group of related transactions where the price exceeds $25 million; (iii) any contract for investment, property management or leasing services: and (iv) any service contract providing for payments in excess of $1.0 million. ProLogis has no obligation to follow the advice of Security Capital with respect to the foregoing matters.

      Under the Investor Agreement, so long as it owns at least 25% of the Common Shares, Security Capital also has the right of prior approval with respect to the following matters: (i) the issuance of equity securities or securities convertible into equity securities (other than issuances in connection with option, dividend reinvestment and similar plans) for less than the fair market value of such securities; (ii) the issuance of any preferred shares which would result in the Fixed Charge Coverage Ratio (as defined therein) being less than 1.4 to 1.0; (iii) adopting any employee benefit plans under which Common Shares may be issued; and (iv) the compensation of senior officers of ProLogis; (v) the incurrence of additional indebtedness which would result in the Interest Expense Coverage Ratio (as defined therein) being less than 2.0 to 1.0.

Administrative Services Agreement

      ProLogis and a subsidiary of Security Capital entered into an administrative services agreement (the “ASA”), pursuant to which Security Capital provides ProLogis with certain administrative and other services with respect to certain aspects of ProLogis’ business, as selected from time to time by ProLogis at its option. These services include, but are not limited to, payroll and human resources, cash management, accounts payable, specified information systems support, research and insurance services. These services are provided in exchange for a fee based on negotiated rates for each service provided. Total fees incurred under the ASA were $0.8 million in 2001. ProLogis began transitioning these functions from Security Capital during 2000 and ProLogis has assumed substantially all of the functions previously provided by Security Capital. The ASA expired on December 31, 2000. ProLogis believes that the terms and conditions of the ASA are as favorable as those that could have been obtained from unaffiliated third parties.

Financial Advisory Fees

      Macquarie Capital Partners LLC (formerly Security Capital Markets Group Incorporated), an affiliate of Security Capital, has provided ProLogis with financial advisory and investment banking services. During 2001, financial advisory fees were paid to Macquarie Capital Partners in three separate transactions, in which Macquarie Capital Partners provided financial advisory and investment banking services in connection with the formation of three separate joint ventures and the raising of over $555 million of third party equity and debt by ProLogis and by entities in which ProLogis has an ownership interest. Macquarie Capital Partners received fees of $1,707,910, $1,240,000 and $942,085 in connection with the transactions. In March 2002, ProLogis paid financial advisory fees to Macquarie Capital Partners LLC for a transaction in which Macquarie Capital Partners provided financial advisory and investment banking services in connection with the formation of a joint venture in which ProLogis has an ownership interest. Macquarie Capital Partners LLC received fees of $1,210,676 in connection with the transaction.

Partnership Affiliations

      As part of its acquisition program of industrial distribution facilities, ProLogis has consummated certain transactions pursuant to which it contributed cash, and third party partnerships contributed a portfolio of facilities, to ProLogis Limited Partnership — I. Irving F. Lyons, III, Vice Chairman, Chief Investment Officer and Trustee of ProLogis, is a partner in ProLogis Limited Partnership — I, holding an indirect 2.9% limited partnership interest (which could increase to 3.3% if the partnership meets certain distribution levels) valued at $8,906,323 based on the December 31, 2001 closing price of Common Shares. Mr. Lyons also owns minority interests in a substantial amount of undeveloped industrial land near ProLogis’ industrial distribution parks in the San Francisco Bay Area. ProLogis has purchased options and rights of first refusal with respect to all sales of land and build-to-suit opportunities involving this property. The ProLogis Limited Partnership — I transaction and the prices for such options (which are fixed or determined pursuant to formulas) were negotiated at arm’s length prior to Mr. Lyons’ affiliation with ProLogis.

      Additionally, Jeffrey H. Schwartz, President and Chief Operating Officer — Asia, of ProLogis, is a partner in ProLogis Limited Partnership — III and ProLogis Limited Partnership — IV, holding an indirect 4.57% limited partnership interest in ProLogis Limited Partnership — III valued at $1,692,357 and an indirect 1.09% limited partnership interest in ProLogis Limited Partnership — IV valued at $1,066,612, based on the December 31, 2001 closing price of Common Shares. The transactions in which Mr. Schwartz acquired his ownership interests were negotiated at arm’s length prior to Mr. Schwartz’s affiliation with ProLogis.

Preferred Stock Subsidiaries

      ProLogis has invested in the non-voting preferred stock of certain entities that have ownership interests in companies that produce income that is not REIT qualifying income under the Code. The voting common stock of these companies was held by four entities in which ProLogis did not have an ownership interest. ProLogis’ largest shareholder, Security Capital, had a non-controlling ownership interest in two of these entities. During 2000, certain amendments to the Internal Revenue Code of 1986, as amended (the “Code”), were passed that were to be effective in January 2001. The Code, as amended in 2001, would allow for ProLogis to have a voting ownership interest in these entities; however, many of the states in which ProLogis operates had not amended their income tax laws governing REITs to coincide with the amendments made to the Code. For ProLogis to continue to qualify as a REIT under applicable state income tax laws, the non-voting preferred stock ownership structure had to continue after the Code amendments took effect in January 2001.

      In anticipation of the changes in the Code, ProLogis began negotiating purchase agreements with the owners of the voting common stock in three of the entities. Rather than postpone the completion of these purchases pending changes to the state income tax laws governing REITs, the purchase of the voting common stock of each entity was completed with the voting interest in these entities acquired by Mr. K. Dane Brooksher, ProLogis’ chairman and chief executive officer. The transactions through which Mr. Brooksher became an owner in these entities are further discussed below. The purchase of the voting common stock of one of the entities, ProLogis Development Services Incorporated, was not completed until October 2001. As the state income tax laws governing REITs had been amended at that time, ProLogis directly acquired the voting common stock of this entity. ProLogis is currently evaluating the most effective manner in which it holds its investment in these entities as a result of the changes to applicable state income tax laws.

      On January 5, 2001, a newly formed limited liability company, Kingspark LLC, of which Mr. Brooksher is the voting member and ProLogis is the non-voting member, acquired the ordinary shares of Kingspark Holding S.A. (an entity in which ProLogis owns all of the non-voting preferred stock) from Kingspark Holdings LLC (a limited liability company in which unrelated third parties owned 100% of the voting interests and Security Capital owned 100% of the non-voting interests) for approximately $8.1 million. The entire purchase price of $8.1 million was funded by ProLogis either directly or through loans to Kingspark LLC or Mr. Brooksher. The ProLogis loan to Kingspark LLC was in the principal amount of $7.3 million, is due January 5, 2006 and bears interest at an annual rate of 8%. ProLogis made a direct capital contribution to Kingspark LLC in the amount of $770,973. Mr. Brooksher’s $40,557 capital contribution to Kingspark LLC was loaned to Mr. Brooksher by ProLogis, which recourse loan is payable on January 5, 2006 and bears interest at an annual rate of 8%. ProLogis owns 95% of the membership interests (all non-voting) and Mr. Brooksher owns 5% of the membership interests (all voting) of Kingspark LLC and Mr. Brooksher is its managing member. Mr. Brooksher may transfer his membership interest, subject to certain conditions, including the approval of ProLogis. There are no provisions that give ProLogis the right to acquire Mr. Brooksher’s membership interest. Mr. Brooksher will not receive any compensation in connection with being the managing member. His membership interest entitles him to dividends equal to 5% of the net cash flow of Kingspark LLC, as defined, if any. ProLogis structured the transaction in the manner described above to enable ProLogis to continue to qualify as a REIT under applicable state income tax laws. As the state income tax laws governing REITs were eventually changed in 2001 such that ProLogis would be able to own 100% of this entity, ProLogis is in the process of evaluating the most effective manner to restructure its investment in this entity.

      Also on January 5, 2001, a newly formed limited liability company of which Mr. Brooksher is the voting member and ProLogis is the non-voting member, acquired the common shares of Frigoscandia S.A. and ProLogis Logistics Services Incorporated (both entities in which ProLogis owns all of the non-voting preferred stock) for an aggregate of approximately $3.3 million. The common shares of Frigoscandia S.A. were owned by a limited liability company in which unrelated third parties owned 100% of the voting interests and Security Capital owned 100% of the non-voting interests. The common shares of ProLogis Logistics Services Incorporated were owned by a limited liability company in which unrelated third parties owned all of the membership interest. Mr. Brooksher contributed $50,000 to the capital of the newly formed limited liability company. ProLogis loaned CSI/ Frigo LLC $2.9 million, which loan is due January 5, 2011 and bears interest at an annual rate of 8%. ProLogis also made a capital contribution to CSI/ Frigo LLC in the amount of $404,545. ProLogis owns 89% of the membership interests (all non-voting) and Mr. Brooksher owns 11% of the membership interests (all voting) of CSI/ Frigo LLC. Mr. Brooksher is the managing member of CSI/ Frigo LLC. Additionally, ProLogis has a note agreement with CSI/ Frigo LLC that allows ProLogis to participate in its earnings such that ProLogis will recognize 95% of the earnings of CSI/ Frigo LLC. Mr. Brooksher may transfer his membership interest, subject to certain conditions, including the approval of ProLogis. There are no provisions that give ProLogis the right to acquire Mr. Brooksher’s membership interest. Mr. Brooksher will not receive any compensation in connection with being the managing member. Mr. Brooksher’s membership interest and the provisions of the participating note entitle him to dividends equal to 5% of the net cash flow of CSI/ Frigo LLC, as defined, if any. ProLogis structured the transaction in the manner described above to enable ProLogis to continue to qualify as a REIT under applicable state income tax laws. As the state income tax laws governing REITs were eventually changed in 2001 such that ProLogis would be able to own 100% of this entity, ProLogis is in the process of evaluating the most effective manner to hold its investments in these entities given it’s long-term objectives with respect to investments in this business segment and given that it does not control these entities.

      As a result of the foregoing transactions, Mr. Brooksher has an effective 0.04% interest in the earnings of ProLogis Logistics Services Incorporated, an effective 0.25% interest in the earnings of Frigoscandia S.A. and an effective 0.25% interest in the earnings of Kingspark Holding S.A. Mr. Brooksher receives no compensation in connection with his interest in these companies.

Leasing Transactions

      ProLogis leases space to Security Capital and certain of its affiliates on market terms that management believes are no less favorable to ProLogis than those that could be obtained with unaffiliated third parties.

      ProLogis’ rental income related to these leases were $534,000, $757,000, and $756,000 for the years ended December 31, 2001, 2000, and 1999, respectively. As of December 31, 2001, 60,103 square feet were leased to related parties. The annualized rental revenue for these leases is $472,000.

Loans to Executive Officers

      In 1997, ProLogis made the following loans to the Named Executive Officers and Jeffrey H. Schwartz for the purchase of Common Shares pursuant to the share purchase program which loans remain outstanding (balances as of March 31, 2002): Mr. Brooksher, $1,847,295; Mr. Lyons, $1,847,295; Mr. Rakowich, $923,647; Mr. Seiple, $923,647, Mr. Watson, $1,108,364 and Mr. Schwartz, $1,108,364. Each loan is full recourse to the executive officer and is secured by the purchased Common Shares. The loans bear interest at the lower of ProLogis’ annual dividend yield on Common Shares or 6.0% per annum, and have a ten-year term. The loans will become due and payable (i) immediately upon the sale of the purchased Common Shares or ProLogis’ termination of the executive officer’s employment for cause, (ii) 180 days after ProLogis’ termination of the executive officer’s employment following a change in control, (iii) 365 days after termination of the executive officer’s employment by reason of death, disability or retirement or (iv) 90 days after termination of the executive officer’s employment for any other reason.

      In 2001, ProLogis entered into a loan with Mr. Brooksher. The proceeds of the loan were used by Mr. Brooksher to repay a loan from Security Capital which was made by Security Capital while Mr. Brooksher was an employee of Security Capital. Under the terms of the promissory note, ProLogis lent Mr. Brooksher $474,997.50, which amount was due on January 31, 2002. A payment of $237,500 on the principal amount was paid to ProLogis in January 2001 from the proceeds of Mr. Brooksher’s target bonus for 2000. The balance was repaid by Mr. Brooksher from the proceeds of Mr. Brooksher’s target bonus for 2001 in January 2002.

      In 2001, ProLogis entered into a loan with Mr. Watson. The proceeds of the loan were used by Mr. Watson to repay a loan from Security Capital which was made by Security Capital while Mr. Watson was an employee of Security Capital. Under the terms of the promissory note, ProLogis lent Mr. Watson $90,000, which amount is due on September 1, 2003. Interest on the unpaid principal amount outstanding accrues at a floating rate per annum equal to ProLogis’ line of credit rate charged by Bank of America (LIBOR plus 75 basis points). Accrued interest is due and payable annually during the term of the loan beginning on January 31, 2001 and thereafter on each January 31 until payment in full.

1997 LONG-TERM INCENTIVE PLAN

(PROPOSAL 2)

Amendment

      The Board of Trustees has adopted, subject to shareholder approval, an amendment to the 1997 LTIP to increase by 8,000,000 the number of Common Shares issued and reserved for issuance under the 1997 LTIP of which 6,000,000 will be used for the issuance of stock options and 2,000,000 will be used for the issuance of full value awards. Other than the increase in the number of shares subject to the 1997 LTIP, the 1997 LTIP will remain unchanged. A description of the 1997 LTIP is set forth below.

General

      The number of Common Shares which may be awarded under the 1997 LTIP (the “1997 LTIP”) may not exceed 14,600,000 Common Shares in the aggregate (190,000 of which are allocated to the 401(k) Plan) and no individual may be granted awards with respect to more than 500,000 Common Shares in any one-year period. Common Shares issued under the 1997 LTIP may be authorized and unissued shares, or treasury shares. In the event of certain transactions affecting the type or number of outstanding shares, the number of shares subject to the 1997 LTIP, the number or type of shares subject to outstanding awards and the exercise price thereof will be appropriately adjusted. The 1997 LTIP authorizes the establishment of one or more option programs and share purchase programs and authorizes the award of share grants (any of which may be subject to restrictions). All employees of ProLogis or any of its affiliates are eligible to participate in the 1997 LTIP. The Compensation Committee administers the 1997 LTIP.

      Subject to the terms of the 1997 LTIP, the Compensation Committee determines which employees shall be eligible to receive awards under the 1997 LTIP, and the amount, price, timing and other terms and conditions applicable to such awards. Non-employee Trustees of ProLogis are not eligible to participate in the 1997 LTIP. Options awarded under the 1997 LTIP may be either incentive share options which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified share options which are not intended to satisfy Section 422 of the Code. Options become exercisable in accordance with the terms established by the Compensation Committee, which may include conditions relating to completion of a specified period of service or achievement of performance standards or such other criteria as the Compensation Committee deems appropriate.

      Options expire on the date determined by the Compensation Committee which shall not be later than the earliest to occur of (i) the tenth anniversary of the grant date, (ii) the first anniversary of the participant’s termination of employment by reason of death, disability or retirement, (iii) the three month anniversary of the participant’s termination of employment for reasons other than retirement, death, disability or cause or (iv) on the participant’s date of termination for cause. Shares transferred to a participant pursuant to the exercise of an option may be subject to such additional restrictions or limitations as the Compensation Committee may determine. The 1997 LTIP provides generally that participants who are awarded options will also receive dividend equivalent units with respect to the options. The dividend equivalent units are subject to the same vesting schedule as the options. Beginning on December 16, 2000, dividend equivalent units were payable when the underlying options are exercised or upon vesting of the underlying option, unless the participant elected to defer receipt. Effective March 16, 2000, each participant will be credited with dividend equivalent units at the end of each calendar year in an amount equal to (i) the annual dividend for such calendar year, multiplied by (ii) the number of Common Shares underlying the participant’s outstanding options that were granted with dividend equivalent units and divided by (iii) the average Common Share price for the year. Each dividend equivalent unit also accumulates additional dividend equivalent units on an annual basis. All dividend equivalent units are paid in the form of Common Shares at the rate of one Common Share per dividend equivalent unit.

Share Purchase Program

      The 1997 LTIP provides that the Compensation Committee may allow participants to purchase shares, the purchase and distribution of which are subject to the satisfaction of conditions established by the Compensation Committee. The number of shares and the conditions will be established by the Compensation Committee at the time the award is made.

Restricted Share Units

      The Compensation Committee also may award restricted share units. Each restricted share unit awarded represents an interest in one Common Share as of the date of the award. Outstanding restricted share units are generally awarded dividend equivalent units at the end of each year. Effective March 16, 2000, each recipient will be credited with dividend equivalent units at the end of each calendar year in an amount equal to (i) the annual dividend for such calendar year, multiplied by (ii) the number of Common Shares underlying the recipient’s outstanding award that were granted with dividend equivalent units and divided by (iii) the average Common Share price for the year. Each dividend equivalent unit also accumulates additional dividend equivalent units on an annual basis. All dividend equivalent units are paid in the form of Common Shares at the rate of one Common Share per dividend equivalent unit. Unless determined otherwise by the Compensation Committee, the restricted share units together with the applicable dividend equivalent units vest in equal portions on each of the first four anniversaries of the award of the restricted share units so long as the recipient remains an employee of ProLogis or one of its affiliates. See “Special Equity Agreement” for a discussion of restricted share units granted to Mr. Brooksher.

Share Awards

      The 1997 LTIP provides that the Compensation Committee may award participants shares, the distribution of which is subject to achievement of conditions established by the Compensation Committee,

such as performance objectives or continued employment. The number of shares and the conditions shall be established by the Compensation Committee at the time the award is made, provided that any performance period shall be at least one year. The Compensation Committee may, at its discretion, award dividend equivalent units with share awards.

Non-Qualified Options

      The Compensation Committee may grant non-qualified options to acquire Common Shares. The Named Executive Officers and certain other officers and employees of ProLogis have been granted options to purchase Common Shares at the average of the highest and lowest sales price of Common Shares on the date such options were granted. All options expire ten years after the date of grant. On October 15, 1998, the Compensation Committee approved a new vesting schedule of 25% on the first anniversary of the grant date and an additional 25% on each of the second, third, and fourth anniversaries of the date of grant, except the options granted to U.S. participants based in The Netherlands, which vest 100% on the fourth anniversary of the date of grant. The options expire ten years after the date of grant. The participants have no rights as shareholders with respect to the shares subject to his or her options until the option is exercised. No income will be recognized by a participant at the time the options or the dividend equivalent units are granted. The exercise of a non-qualified stock option is generally a taxable event that requires the participant to recognize, as ordinary income, the difference between the fair market value of the shares at the time of exercise and the exercise price. Receipt of a dividend equivalent unit by the participant is generally a taxable event that requires the participant to recognize, as ordinary income, the fair market value of the shares at the time of receipt. ProLogis ordinarily will be entitled to claim a federal income tax deduction on account of the exercise of a non-qualified option and payment of dividend equivalent units. The amount of the deduction is equal to the ordinary income recognized by a participant. ProLogis has adopted the provisions of Statement of Financial Accounting Standards No. 123 “Accounting for Stock Based Compensation.” Under the provisions of this statement, ProLogis will continue to account for its share options under the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations.

Plan Benefits

      Awards made to the Named Executive Officers in 2001 are described above under the caption “Executive Compensation — Option Grants in 2001.” The following table shows the benefits that were received by all executive officers as a group and all employees, including all officers who are not executive officers, as a group.

	Option Awards(1)

Name and Title	Number of Shares(2)	Exercise Price	Expiration Date

All executive officers as a group (5 persons)	414,724	(3)	(4)
All employees, including all officers who are not executive officers, as a group (225 persons)	1,387,814	(3)	(4)

(1)	Non-qualified options with dividend equivalent units and a vesting schedule of 25% exercisable on the first anniversary and an additional 25% on each of the second, third, and fourth anniversaries of the date of grant, except options granted to U.S. employees based in The Netherlands which, vest 100% on the fourth anniversary of the date of grant.

(2)	Includes options sold to preferred stock subsidiaries, ProLogis Logistics Services Incorporated, Frigoscandia S.A., and Kingspark Holding S.A.

(3)	The exercise price for the options is as of the date the awards were granted. Options granted on March 12, 2001 have an exercise price of $20.815 per Common Share, options granted on September 19, 2001 have an exercise price of $20.675 per Common Share, and options granted on December 13, 2001 have an exercise price of $22.02 per Common Share.

(4)	Options granted on March 12, 2001 have an expiration date of March 12, 2011, options granted on September 19, 2001 have an expiration date of September 19, 2011, and options granted on December 13, 2001 have an expiration date of December 13, 2011.

      The Board unanimously recommends a vote “FOR” the proposal to approve the amendment to the 1997 LTIP. Assuming the presence of a quorum, the affirmative vote of a majority of the votes entitled to be cast on the proposal is required to approve the proposal.

SHAREHOLDER PROPOSAL

(PROPOSAL 3)

      The Service Employees International Union, 1313 L Street, N.W., Washington, D.C., which as of December 18, 2001 owned 111 common shares, has given notice that it intends to present the following resolution at the annual meeting for the reasons stated:

      “RESOLVED: That the shareholders of ProLogis Trust urge the Board of Trustees to take the measures necessary to change our Company’s jurisdiction of incorporation from Maryland to Delaware.”

Proponent’s Supporting Statement

      Over the last several years, legislative changes to Maryland corporate law, including the 1999 Unsolicited Takeovers Act (the “Act”) and the 2000 amendments to Maryland General Corporation Law and the Maryland REIT Law, have increased anti-takeover devices available to real estate investment trusts (REITs) incorporated in Maryland, and eroded some important shareholder rights.

      According to one legal analysis of the 1999 Act, the law “is an explicit break from the Delaware model, which has subjected boards attempting to use takeover defenses to heightened scrutiny and to increasing risks of personal liability. The Act expressly rejects this trend in Delaware law, offering seemingly unqualified protection for incumbent trustees and management. It has generated criticism from institutional investors and shareholder activists, who view it as a management entrenchment tool.” [Insights, September, 1999]

      As a result of the recent legislation, there are several key ways Maryland corporate law differs from Delaware law regarding anti-takeover issues and shareholder rights.

      When considering the potential acquisition of the company, Maryland law now permits trustees to consider the effect of the potential acquisition on non-shareholder constituencies. This provision allows a company to “accept a lower priced offer that the trustees believe is more favorable to all of the company’s constituencies.” [Insights, September 1999]. In addition, the Act explicitly affirms that the “just say no” legal defense is available to trustees in Maryland, rejecting the Delaware courts’ heightened scrutiny of trustees’ decisions to reject unsolicited bids.

      The Act specifically validates shareholder rights plans or “poison pills”, including a trustee “slow hand” provision which limits new trustees from redeeming or terminating a poison pill for up to 180 days after they become trustees. Delaware courts have struck down “slow hand” provisions.

      Unless a company expressly opts out, under the Act the board of trustees of a REIT may — without shareholder approval and even if contrary to a company’s bylaws or charter — classify the board of trustees, require a two-thirds vote for the removal of trustees, and give the board the sole power to fill board vacancies occurring for any reason. Under Delaware law, adopting such provisions deviating from the charter would require shareholder approval.

      Maryland also became the first state in the nation to permit corporate charters to include a provision authorizing the board of trustees to amend the charter, without shareholder approval, to increase the authorized shares of stock of any or all classes. Delaware requires shareholder approval to increase authorized shares of stock.

      In light of the recent legislative changes to corporate law in Maryland, we believe reincorporating in Delaware would offer a more appropriate balance between the interests of shareholders, management, and trustees at our company.

Recommendation of the Board of Trustees Against the Shareholder Proposal

      The Board of Trustees believes that the shareholder proposal is not in the best interests of shareholders and therefore unanimously recommends a vote “AGAINST” the proposal.

      ProLogis has been organized in the state of Maryland since 1993. The Maryland REIT Law, under which ProLogis is formed, was first enacted in 1963. It is the most comprehensive statute for REITs in the United States. Of the approximately 160 publicly traded real estate companies that are members of the National Association of Real Estate Investment Trusts, over 100 are organized in Maryland. Maryland’s legislature and judicial system are considered preeminent in REIT law matters. Maryland has pioneered in developing REIT-friendly laws, including provisions permitting charter restrictions on the transferability of stock, which are necessary to satisfy REIT tax requirements, and provisions which permit the issuance of shares to holders for the specific purpose of satisfying REIT tax requirements on share ownership. Delaware has no separate statute for REITs. Indeed, shareholders of several publicly traded REITs have approved changing their REITs’ state of organization from other states, including Delaware, to Maryland.

      While the corporation statutes of Delaware and Maryland are similar in many respects, Maryland law and ProLogis’ Declaration of Trust and Bylaws are in several respects more protective of shareholders than Delaware law. For example, Delaware law permits prohibiting the stockholders from calling special meetings, while the ProLogis Declaration of Trust contains a provision, which could only be changed with shareholder approval, specifically permitting special meetings of shareholders.

      While it is true, as the proponent says, that the Maryland REIT Law permits a Maryland REIT such as ProLogis to include in its declaration of trust a provision allowing its board to consider the effect of a potential acquisition on non-shareholder constituencies, ProLogis does not currently have such a provision in its Declaration and could not add such a provision without shareholder approval. While it is also true that ProLogis’ Declaration of Trust includes a provision permitting directors to increase or decrease the number of shares of beneficial interest that ProLogis is authorized to issue without shareholder approval, the Board believes that this provision, which has been adopted by other Maryland-organized public companies, gives the Board the same flexibility to move quickly on equity financing opportunities as it already had for debt financing opportunities.

      The provisions of the Unsolicited Takeovers Act of 1999, referred to by proponent, addressing classified boards, trustee removal and the filling of vacancies are not relevant to ProLogis as these matters are already provided for in ProLogis’ Declaration of Trust.

      In the opinion of management, the so-called “anti-takeover” provisions of the 1999 legislation were passed to encourage a potential acquirer to negotiate with a company’s board because the board, as the shareholders’ elected representatives and with more information than any one shareholder, is in the best position to negotiate the most favorable deal on behalf of all shareholders.

      In addition, reorganization of ProLogis from Maryland to Delaware would necessitate extensive efforts and expenses that could run in the millions of dollars. The transfer of properties and assets, the assignment of all contracts, the cancellation and reissuance of all outstanding shares of ProLogis and similar tasks incidental to such reorganization would not only result in substantial costs but also distract management’s attention from the primary business activities of ProLogis. Finally, incorporation in Delaware could increase the ongoing annual costs to ProLogis, including payment of franchise taxes approximating $150,000 every year.

      Accordingly, your Board believes it is in the best interests of ProLogis and its shareholders to remain organized in Maryland.

      The Board of Trustees unanimously recommends a vote “AGAINST” the shareholder proposal.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires ProLogis’ Trustees and officers and beneficial owners of more than ten percent of the outstanding Common Shares to file reports of ownership and changes in ownership of the Common Shares with the Securities Exchange Commission and to send copies of those reports to ProLogis. Based solely on a review of those reports and amendments thereto furnished to ProLogis and on written representations of certain of such persons that they were not required to file certain of those reports, ProLogis believes that no such person failed to file any such report on a timely basis during 2001, except that Mr. Brooksher filed one late report with respect to one transaction.

INDEPENDENT PUBLIC ACCOUNTANTS

      On April 23, 2002, ProLogis decided to dismiss Arthur Andersen LLP as ProLogis’ independent auditors and engaged KPMG LLP to serve as ProLogis’ independent auditors for 2002. This determination was approved by the Board of Trustees upon the recommendation of the Audit Committee.

      During the years ended December 31, 2001 and 2000 and through the date of this proxy statement, there were no disagreements with Arthur Andersen LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports.

      The audit reports of Arthur Andersen LLP on ProLogis’ consolidated financial statements as of and for the fiscal years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

      None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within ProLogis’ two most recent fiscal years and through the date of this proxy statement.

      ProLogis provided Arthur Andersen LLP with a copy of the foregoing disclosures. Arthur Andersen LLP has stated that they are in agreement with such disclosures.

      During the years ended December 31, 2001 and 2000 and through the date hereof, ProLogis did not consult KPMG LLP regarding any matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

      A representative of KMPG LLP is expected to be present at the annual meeting, and will be given an opportunity to make a statement if that representative desires to do so and will be available to respond to appropriate questions.

Audit Fees

      The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of ProLogis’ annual financial statements for the year ended December 31, 2001, and the reviews of the financial statements included in ProLogis’ quarterly reports on Form 10-Q during 2001, were approximately $595,614.

Financial Information Systems and Design Implementation Fees

      There were no fees billed by Arthur Andersen LLP during 2001 for professional services related to financial information systems design and implementation.

All Other Fees

      The aggregate fees billed by Arthur Andersen LLP for professional services rendered during 2001, other than the fees described above, were approximately $1,275,145.

ANNUAL REPORT

      ProLogis’ 2001 Annual Report to shareholders and Annual Report on Form 10-K, as amended, for the year ended December 31, 2001, which include financial statements, are being mailed to shareholders together with this Proxy Statement. ProLogis will provide without charge to each shareholder, upon written request, a copy of ProLogis’ Annual Report on Form 10-K, as amended, for the year ended December 31, 2001, including the financial statements and the financial statement schedules included therein. Written requests for a copy of the Annual Report on Form 10-K, as amended, should be directed to the Investor Relations Department, 14100 E. 35th Place, Aurora, Colorado 80011.

SHAREHOLDER PROPOSALS

      Any proposal by a shareholder of ProLogis intended to be presented at the 2003 annual meeting of shareholders must be received by ProLogis at its principal executive offices not later than January 7, 2003, for inclusion in ProLogis’ proxy statement and form of proxy relating to that meeting.

      In addition, shareholders of record may present proposals which are proper subjects for consideration at an annual meeting, including nominees for trustee, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the shareholder must comply with the procedures specified by Bylaws. The Bylaws require that all shareholders who intend to make proposals at an annual shareholders’ meeting submit their proposals, including any required supporting information, to ProLogis during the period 90 to 120 days before the anniversary date of the previous year’s annual meeting. To be eligible for consideration at the 2003 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement must be received by ProLogis between February 12, and March 14, 2003.

OTHER MATTERS

      ProLogis is not aware of any business or matter other than those indicated above which may properly be presented at the meeting. If, however, any other matter properly comes before the meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

Edward S. Nekritz
Secretary

May 7, 2002

YOUR VOTE IS IMPORTANT!
C/O EQUISERVE
P.O. BOX 9398	VOTE BY INTERNET — www.proxyvote.com
BOSTON, MA 02205-9398	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to ProLogis Trust, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Do not return your Proxy Card if you are voting by Telephone or Internet

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PRLG2P	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

PROLOGIS TRUST

     Vote On Trustees

1.	The election of the following persons as Class III Trustees:
Nominees:	01) K. Dane Brooksher
	02) Kenneth N. Stensby	For	Withhold	For All	To withhold authority to vote, mark “For All Except”
	03) Thomas G. Wattles	All	All	Except	and write the nominee’s number on the line below.
		[ ]	[ ]	[ ]
The election of the following persons as Class I Trustees: _______________________________
Nominees:	04) George L. Fotiades
05) William D. Zollars

		For	Against	Abstain
Vote On Proposals
2.	To amend the 1997 Long-Term Incentive Plan	[ ]	[ ]	[ ]
3.	To vote on a shareholder proposal if presented at the meeting	[ ]	[ ]	[ ]
4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof	[ ]	[ ]	[ ]

Please sign, date and return this proxy card promptly using the enclosed postage-paid envelope whether or not you plan to attend the meeting.

Please sign exactly as your name(s) appear(s) hereon. If shares are held jointly, each joint tenant should sign. If signing as attorney, executor, administrator, trustee or guardian or as officer of a corporation or other entity, please give full title or capacity in which you are signing.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting of Shareholders

ADMISSION TICKET
Wednesday, June 12, 2002
10:30 a.m. (Mountain Time)
ProLogis Trust
14100 East 35th Place
Aurora, Colorado 80011

Please present this ticket for admittance.

CONSENT TO OBTAIN FUTURE SHAREHOLDER-RELATED MATERIALS
ELECTRONICALLY INSTEAD OF BY MAIL

You now have the option to receive future shareholder communications (annual reports, proxy statements, quarterly reports, etc.) electronically via the Internet instead of printed materials through the mail. This service is being provided to you as a convenience while representing a cost savings for ProLogis.

If you elect this option, you will be notified by email when materials are available electronically for your review. In the case of proxy materials, you will be provided a link to a designated web site with instructions on how to vote via the Internet.

You can register for this program by voting your shares through www.proxyvote.com or by going to www.investordelivery.com and following the instructions provided. To withdraw your participation in the program or to receive printed copies of any of the company’s materials, please contact ProLogis Investor Relations at 1-800-820-0181 or via email at prologisinvestorrelations@prologis.com.

PROXY

PROLOGIS TRUST

THE PROXY IS SOLICITED BY AND ON BEHALF OF
THE BOARD OF TRUSTEES

2002 ANNUAL MEETING OF SHAREHOLDERS

     The undersigned hereby appoints each of K. Dane Brooksher, Irving F. Lyons, III and Edward S. Nekritz, as proxies with full power of substitution, to represent the undersigned at the annual meeting of shareholders to be held on June 12, 2002, and at any and all adjournments or postponements thereof, and to vote at such meeting the common shares of beneficial interest that the undersigned would be entitled to vote at such meeting in accordance with the instructions indicated on the reverse side of this card;if no instructions are indicated, the shares represented by this proxy will be voted FOR the election of the listed nominees for Trustee, FOR the approval of the amendment to the 1997 Long-Term Incentive Plan, and AGAINST the shareholder proposal if presented at the meeting and, at the direction of the proxies named above, on any other matter that may properly come before the meeting.

     The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement together with this Proxy. You are encouraged to specify your choice by marking the appropriate boxes —SEE REVERSE SIDE— but you need not mark any boxes if you wish to vote in accordance with the Board of Trustees’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE